Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of ChargePoint Holdings, Inc. of our report dated March 31, 2021, except for the effects of the reverse recapitalization described in Note 1 to the consolidated financial statements, as to which the date is July 2, 2021, relating to the financial statements of ChargePoint, Inc., which appears in ChargePoint Holdings, Inc.’s Current Report on Form 8-K dated March 1, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 1, 2022